SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Simula, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF SIMULA, INC.

TO BE HELD ON JUNE 7, 2001

      The 2001 Annual Meeting of Stockholders of Simula, Inc. (the “Company”) will be held at the Sheraton Phoenix Airport Hotel, 1600 South 52nd Street, Tempe, Arizona 85281, on Thursday, June 7, 2001, at 9:00 a.m. for the following purposes:

1.	To elect one Director to replace a Director whose term will expire in 2003 and three Directors to the class of Directors whose three-year terms will expire in 2004;

2.	To vote on a proposed amendment to the Company’s 1999 Incentive Stock Option Plan; and

3.	To transact such other business as may properly come before the meeting.

      April 23, 2001 was the record date for the determination of the Stockholders entitled to notice of, and to vote at, this meeting. The list of Stockholders entitled to vote at this meeting is available, upon advance request, at the offices of Simula, Inc., 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004 for examination by any Stockholder.

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE VOTE VIA THE INTERNET WHERE SUCH OPTION IS AVAILABLE, OR SIGN, DATE AND RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY AND ON BEHALF OF THE SIMULA, INC. BOARD OF DIRECTORS. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THIS MEETING.

By Order of the Board of Directors

BENJAMIN G. CLARK
Secretary and General Counsel

Phoenix, Arizona

May 1, 2001

SIMULA, INC.

2700 North Central Avenue

Suite 1000
Phoenix, Arizona 85004

PROXY STATEMENT

GENERAL

      Proxies in the form enclosed are solicited by the Board of Directors of Simula, Inc. (the “Company”) for use at the 2001 Annual Meeting of Stockholders of the Company to be held on June 7, 2001. Proxy materials were mailed on or about May 10, 2001 to Stockholders of record as of the close of business on April 23, 2001.

Proxies

      Execution of the enclosed proxy will not in any way affect a Stockholder’s right to attend the meeting and vote in person. Stockholders giving proxies may revoke them at any time before they are exercised by filing with the Secretary of the Company a written revocation or a proxy bearing a later date, or by attending the meeting and voting in person.

      The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others who forward proxy materials to beneficial owners of stock. Solicitation by the Company will be by mail.

Annual Report

      The Company’s Annual Report accompanies this proxy. The Company’s Report on Form 10-K for the year ended December 31, 2000, was filed with the United States Securities and Exchange Commission (“SEC”) on April 17, 2001. The Form 10-K is not incorporated by reference herein. The Form 10-K is available in the Annual Report, on the SEC’s EDGAR web site (www.freeedgar.com), and at www.Simula.com. Additionally, the Form 10-K and any exhibit will be furnished to any person who contacts the Company.

VOTING SECURITIES

      As of April 23, 2001, the record date for Stockholders entitled to vote at the meeting, there were 12,193,010 outstanding shares of the Company’s Common Stock. Each share of Common Stock is entitled to one vote on each matter to be considered at the Annual Meeting. Cumulative voting for the election of Directors is permitted. A majority of the total number of shares of Common Stock outstanding constitutes a quorum. If a quorum is represented in person or by proxy at the Annual Meeting, the affirmative vote of a majority of the shares will constitute the approval of the Stockholders. Votes cast by proxy or in person at the meeting will be tabulated by the Company’s stock transfer agent, the Corporate Secretary, and staff acting as election inspectors. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will be counted as not having been voted for purposes of determining approval of any matter. Executed, duly returned proxies will be voted as directed. If no specification is made, shares represented by the proxy will be voted “for” matters presented for consideration.

SECURITY OWNERSHIP OF CERTAIN PRINCIPAL STOCKHOLDERS

AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock by: (i) each of the Named Executive Officers as defined in SEC Regulation S-K 402(a)(3), including persons who are no longer employed with the Company but who in fiscal 2000 were Named Executive Officers pursuant to SEC Regulation S-K 402(a)(3)(i) and (iii); (ii) each director of the Company; (iii) all of the Company’s executive officers and directors as a group; and (iv) each person known to the Company to be a beneficial owner of more than 5% of the outstanding Common Stock, all as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) based on information furnished by such persons. Unless otherwise indicated, all information is presented as of April 30, 2001, and all shares indicated as beneficially owned are held with sole voting and investment power.

	Shares Owned

Name of Beneficial Owner	Number(1)	Percentage(2)

Directors and Executive Officers(3):

Stanley P. Desjardins(4)	3,273,414	27%

Bradley P. Forst(5)	576,209	5%

James C. Dodd(6)	239,533	2%

Joseph W. Coltman(7)	95,545	*

James C. Withers(8)	55,650	*

Robert D. Olliver(9)	56,181	*

John M. Leinonen(10)	46,081	*

Lon A. Offenbacher(11)	43,287	*

S. Thomas Emerson(12)	42,246	*

Donald W. Townsend(13)	979,800	7%

James A. Saunders(14)	399,471	3%

All Directors and Executive Officers as a group(15) (11 persons)	5,807,417	48%

5% Stockholders:

Levine Leichtman Capital Partners II, LP(16)	1,022,386	8%

(1)	The number of shares shown in the table, including the notes thereto, have been rounded to the nearest whole share. The number includes, when applicable, shares owned of record by such person’s spouse and by other related individuals, trusts, and entities over whose shares of Common Stock such person has custody, voting control or power of disposition. The number also includes shares of Common Stock that the identified person had the right to acquire within 60 days of April 30, 2001 by the exercise of stock options other than options pursuant to the Employee Stock Purchase Plan, without regard to whether such options are in-the-money.

(2)	An * indicates ownership of less than 1% of the outstanding Common Stock. The percentages shown include the shares of Common Stock that the person will have the right to acquire within 60 days of April 30, 2001 other than through the Employee Stock Purchase Plan. In calculating the percentage of ownership, all shares of Common Stock which the identified person has the right to acquire, or will have the right to acquire within 60 days of April 30, 2001, upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.

(3)	The address of all Directors and Executive Officers is 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004.

(4)	On September 29, 2000, Mr. Desjardins entered into a Proxy Agreement with the outside members of our Board of Directors, Messrs. Withers, Olliver, Leinonen, Offenbacher, and Emerson (the “Outside Directors”). Under the Proxy Agreement, Mr. Desjardins has agreed not to initiate any proxy contests for at least two years, and irrevocably grants each of the Outside Directors his proxy for one year on all matters other than those in connection with a merger, share exchange, sale of substantially all of the Company’s assets, or an amendment to the Company’s Articles of Incorporation that disproportionately adversely affects Mr. Desjardins.

(5)	Includes options to purchase 575,000 shares of Common Stock.

(6)	Includes options to purchase 232,500 shares of Common Stock.

(7)	Includes options to purchase 91,250 shares of Common Stock.

(8)	Includes options to purchase 54,750 shares of Common Stock.

(9)	Includes options to purchase 52,437 shares of Common Stock.

(10)	Includes options to purchase 43,500 shares of Common Stock.

(11)	Includes options to purchase 42,000 shares of Common Stock.

(12)	Includes options to purchase 36,000 shares of Common Stock.

(13)	Includes options to purchase 979,800 shares of Common Stock. Mr. Townsend is no longer an employee of the Company.

(14)	Includes options to purchase 575,000 shares of Common Stock. Mr. Saunders is no longer an employee of the Company.

(15)	Messrs. Desjardins and Forst (the “Principal Shareholders”) have each filed Schedule 13D ownership statements and are parties to a certain Investor Rights Agreement between themselves, the Company and Levine Leichtman Capital Partners II, L.P. (“LLCP”) dated December 31, 1999. Under the Investor Rights Agreement, the Company and the Principal Shareholders granted LLCP certain monitoring and other rights. More specifically, LLCP has the right to have two representatives or one representative and one advisor at all meetings of the Board of Directors, committees of the Board of Directors, and shareholder meetings. In addition, LLCP also has the same right to notice of the meetings as the Directors, access to an agenda, access to all information that is provided to Directors at such meetings, and copies of all minutes for such meetings. Moreover, LLCP has the right to monthly operating meetings with two members of senior management of the Company and two representatives of Levine Leichtman Capital Partners, Inc. to review the financial condition of the Company. In addition, if an event of default occurs under the Securities Purchase Agreement, LLCP would have the right to require the Company to cause to be elected to the Company’s Board of Directors an individual designated by LLCP and such LLCP representative would remain a duly elected or appointed member of the Board until the later of: (a) 180 days following such election or appointment, or (b) the date of the next annual shareholders’ meeting at which Directors are to be elected. In connection with any such election or appointment, each Principal Shareholder has agreed that he will vote all shares of capital stock of the Company owned beneficially and of record by him, whether owned at the time of the signing of the Securities Purchase Agreement or thereafter acquired, so that the LLCP representative may be elected for the period described above. In addition, LLCP has certain co-sale rights under which each Principal Shareholder must offer LLCP the right to sell or transfer shares of the Company alongside such Principal Shareholder if such Principal Shareholder sells or transfers some or all of his shares.

(16)	LLCP has filed a Schedule 13D ownership statement with the SEC. The address of LLCP is 335 North Maple Drive, Suite 240, Beverly Hills, California 90210. The figure in the Schedule 13D, as amended, represents 850,000 shares of Common Stock underlying warrants held by LLCP issued in connection with the Securities Purchase Agreement between the Company and LLCP on December 31, 1999, and 172,386 shares of Common Stock underlying the Company’s 8% Senior Subordinated Convertible Notes due May 1, 2004 (the “Convertible Notes”) held by LLCP. The warrants are exercisable by LLCP at any time before December 31, 2006 at $1.625 per share, subject to adjustment in certain circumstances. LLCP owns $2,522,000 face amount of the Convertible Notes. According to the amended Schedule 13D, the Convertible Notes held by LLCP are convertible into an additional 172,386 shares of the Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nomination Process

      The Amended and Restated Articles of Incorporation of the Company provide for a Board of Directors of not less than two nor more than fifteen members, which number may be altered as provided in the Company’s bylaws. The Company’s Board of Directors may fill vacancies occurring during a term for the remainder of the full term. The Board members are classified. Classification results in the Company “staggering” the terms of members of the Board of Directors so that only a portion of the Directors are elected at each Annual Meeting of Stockholders. Directors serve for a three-year term.

      Four members have been nominated for election to the Board of Directors: Messrs. Offenbacher, Desjardins, Henry, and Schutz. Messrs. Offenbacher and Desjardins have been nominated for re-election as members of the Board for a three year term expiring in 2004. In addition, Mr. Henry has been nominated to fill the vacancy left by Mr. Townsend’s resignation from the Board, which term expires in 2004. Similarly, Mr. Schutz has been nominated to fill the vacancy left by Mr. Saunders’ resignation from the Board, which term expires in 2003.

      Pursuant to the provisions of Arizona General Corporation Law and the Company’s Bylaws, at each election for Directors, every Stockholder is entitled to cumulative voting at such election and thus has the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are Directors to be elected or to cumulate his or her votes by giving one candidate as many votes as the number of such Directors multiplied by the number that his shares equal, or by distributing the voting of such shares on the same principle among any number of such candidates.

      It is intended that the proxies will be voted for the nominees or for a substitute nominee, in the case of any nominee who becomes unavailable, on a pro rata noncumulative basis among the nominees unless instructions to the contrary are indicated on the proxy form.

      The Board of Directors, assuming election of the slate, will be classified as follows:

Term Expiring 2002	Term Expiring 2003	Term Expiring 2004

James C. Withers	John M. Leinonen	Lon A. Offenbacher
Bradley P. Forst	Robert D. Olliver	Stanley P. Desjardins
S. Thomas Emerson	Peter W. Schutz	Jack A. Henry

      Pursuant to a Corporate Governance Agreement between the Company and Mr. Desjardins dated September 30, 2000, Mr. Desjardins is included in the slate of Director nominees, and will serve as the Chairman of the Board of Directors for a period no less than two years from the date of the agreement.

Nominees, Continuing Directors and Executive Officers

      The following table sets forth certain information about the nominees for election as Directors and those continuing as Directors, and includes additional information about the Company’s Executive Officers.

Name	Age	Position

Stanley P. Desjardins	70	Chairman of the Board of Directors

Bradley P. Forst	47	Chief Executive Officer, President and Director

J. Michael Miller	53	Executive Vice President and Chief Operating Officer

Joseph W. Coltman	44	Executive Vice President and Chief Development Officer

James C. Dodd	58	Executive Vice President, Chief Financial Officer and Treasurer

Benjamin G. Clark	32	General Counsel and Secretary

James C. Withers	67	Director

Robert D. Olliver	74	Director

Name	Age	Position

John M. Leinonen	63	Director

Lon A. Offenbacher	47	Director

S. Thomas Emerson	60	Director

Jack A. Henry	57	Director

Peter W. Schutz	71	Director

Director Nominees

      Lon A. Offenbacher. Mr. Offenbacher has been a Director since September 1998. He is Product Line Director-Occupant Protection Systems for Delphi Automotive Systems. Mr. Offenbacher has numerous years experience in development, engineering, and supply of automotive components and systems. He serves as Chairman of the Automotive Occupant Restraint Council, an industry trade association.

      Stanley P. Desjardins. Mr. Desjardins founded the Company in 1975 and has served as Chairman since that time. Mr. Desjardins was President from 1975 until October 1994. Mr. Desjardins pioneered crash-resistant seating technology for the United States military and continues to work on technology development as a recognized world expert in the field. Mr. Desjardins has over 40 years of experience in research, design and development of aerospace systems and components, including over 30 years in research and development of technology and manufacturing of products for improving survival in vehicle crashes.

      Jack A. Henry. Mr. Henry was appointed as a Director in February 2001. In 2000, he retired in 2000 as Managing Partner of the Arizona office of the international accounting firm, Arthur Andersen LLP. Mr. Henry began his career with Arthur Andersen LLP in 1966 and held positions in the Detroit, San Jose, and Seattle offices. Mr. Henry currently serves on the corporate board of SOS Staffing Services, Inc. and has served on a number of additional boards including Harris Trust Bank of Arizona. He has also served in a variety of community positions including most recently as chairman of the Arizona Chamber of Commerce from 1999 to 2000, and chairman of Greater Phoenix Leadership from 2000 to 2001. He was elected to the Audit Committee and the Nominating and Corporate Governance Committee of the Board of Directors, and will serve as Chairman of the Audit Committee. Mr. Henry holds a BBA and MBA from the University of Michigan.

      Peter W. Schutz. Mr. Schutz was nominated by the Corporate Governance and Nominating Committee in April 2000 to stand for election as a Director. He served as former CEO of Porsche AG in the 1980’s and helped return Porsche to profitability. Mr. Schutz has over 30 years management experience in all facets of the automotive industry, including engineering, manufacturing, and marketing. Currently, Mr. Schutz is a nationally recognized writer, speaker and consultant.

Continuing Directors

      Bradley P. Forst. Mr. Forst has served as President and Chief Executive Officer of the Company since October 2000. Mr. Forst joined the Company as Vice President, General Counsel, Secretary, and Director in 1995 and became Executive Vice President in December 1998. He served in a variety of business capacities with the Company, including the completion of several rounds of public and private debt and equity offerings, the acquisition and disposition of businesses, the transfer and licensing of multiple technologies developed or acquired by the Company, and as president of one of the Company’s business units. Prior to joining the Company, Mr. Forst was engaged in the private practice of law in Phoenix, Arizona, from 1985 to 1995. Included among his clients was the Company, for whom he provided corporate, finance, and securities legal services for a number of years. Prior to entering private practice in Phoenix, Mr. Forst was an attorney in the head office legal department of Shell Oil Company based in Houston, Texas. Mr. Forst received his J.D. in 1978 and his LL.M. from Columbia University School of Law in 1981.

      John M. Leinonen. Mr. Leinonen has served as a Director of the Company since June 1997. Mr. Leinonen is currently Vice President, Automotive Business Development, for Exponent Failure Analysis Associates, Inc., an analytical, testing, and safety engineering services firm. From 1960 to 1995, Mr. Leinonen was employed by Ford Motor Company, where for over a 22 year period he directed all activities in Ford’s automotive safety office, including vehicle safety assurance, safety regulations and planning, and production vehicle safety and compliance. Mr. Leinonen was President of the Society of Automotive Engineers (“SAE”) in 1995, and has served six years as a member of SAE’s Board of Directors. Mr. Leinonen is a Registered Professional Engineer.

      Robert D. Olliver. Mr. Olliver has served as a Director of the Company since its initial public offering in 1992. Mr. Olliver is the Director of Risk Management Services for Acordia of Arizona, based in Phoenix, Arizona. Mr. Olliver has over 50 years experience in the insurance business. Acordia of Arizona has been the general agent for the Company’s insurance programs since 1987.

      James C. Withers. Dr. Withers has served as a Director of the Company since its initial public offering in 1992. Dr. Withers is the Chief Executive Officer of Materials and Electrochemical Research Corporation based in Tucson, Arizona. He has served in that capacity since 1985. From 1986 to 1988, Dr. Withers was President and Chief Executive Officer of Keramont Research Corporation, also based in Tucson, Arizona.

      S. Thomas Emerson. Dr. Emerson has served as Director of the Company since June 1999. Dr. Emerson is the former President and CEO of the Arizona Technology Incubator (“ATI”) based in Scottsdale, Arizona. ATI is a public/ private partnership that guides and mentors promising high technology companies. On May 1, 2000, Dr. Emerson became the Director of the Donald H. Jones Center for Entrepreneurship at Carnegie Mellon University. From 1992 to 1998, Dr. Emerson was President, CEO, and Chairman of Xantel Corporation, a provider of software products for computer telephone integration systems. From 1984 to 1992, Dr. Emerson was President, Chief Executive Officer, and Chairman of Syntellect Inc., a manufacturer of voice processing systems for computer and telephone communications. Dr. Emerson holds degrees in physics from the Massachusetts Institute of Technology and Rice University.

Other Executive and Statutory Officers

      J. Michael Miller. Mr. Miller was named Executive Vice President and Chief Operating Officer in March, 2001. With a professional background as both an attorney and CPA, Mr. Miller has 25 years business experience in a variety of positions and industries. He has been Chief Executive Officer of Floral Works, Inc., an Arizona based manufacturing and distribution business, since 1998. Prior to joining Floral Works, Mr. Miller was Chief Operating Officer of Jeltex Holdings, Inc. He formerly served as Chief Financial Officer of Carbon Coal Company and Chief Financial Officer of Wild Oats Markets, Inc. Mr. Miller practiced as a CPA with KPMG and was engaged in the private practice of law in Albuquerque, New Mexico.

      Joseph W. Coltman. Mr. Coltman was named Executive Vice President and Chief Development Officer in April 2001. Mr. Coltman has served as a corporate executive officer since February 2000 and President of Simula’s research, development and testing subsidiary, Simula Technologies, Inc., since January 1997. He has also acted as Interim President of Simula Safety Systems, Inc., the Company’s Aerospace and Defense business, since October 2000. Prior to January 1997, Mr. Coltman spent 17 years in Simula’s government and defense business working in various R&D, business development and executive management capacities. Mr. Coltman has authored over 30 major technical reports related to human tolerance, crash survivability and ballistic protection and currently holds one patent and one patent pending. Mr. Coltman received his B.S. degree in Mechanical Engineering and M.S.M.E. degree from Pennsylvania State University.

      James C. Dodd. Mr. Dodd was named Executive Vice President and Chief Financial Officer in March 1999. Prior to joining the Company, Mr. Dodd served from 1996 to 1999 as CFO and Chief Operating Officer of Crown Point Publishing, Inc., publisher of The Red Chip Review. Prior to joining Crown Point Publishing, Mr. Dodd spent five years as Senior Vice President and CFO of Marker International, a manufacturer of ski bindings and clothing. Mr. Dodd began his career with Arthur Andersen LLP in Portland, Oregon, where he was a partner for 10 years before leaving the firm.

      Benjamin G. Clark. Mr. Clark was appointed General Counsel in October 2000 and Corporate Secretary in December 2000. Mr. Clark joined the Company as an attorney in the corporate legal department in July 1998. Prior to joining the Company, Mr. Clark was engaged in the private practice of law in Phoenix, Arizona. Mr. Clark received his J.D. from Harvard Law School and his B.A. from Yale University.

Director Compensation

      Our non-employee, outside directors, Messrs. Withers, Olliver, Leinonen, Offenbacher, Emerson and Henry (the “Outside Directors”), receive $12,000 annual cash compensation for their services in that capacity plus reasonable expense reimbursements, plus $1,500 per committee meeting. In addition, the Outside Directors receive an initial stock option grant of 15,000 when they become directors and an annual grant of 3,000 options each year thereafter. In fiscal year 2000, the Outside Directors then serving also received a grant of 12,000 options in February 2000, and an additional grant of 6,000 options in September 2000 for significant time commitments made in early 2000 and change of management issues in October 2000. Directors other than Outside Directors do not receive additional compensation for their services as Directors.

Business of the Board of Directors

      During the fiscal year ended December 31, 2000, the Company’s Board of Directors held four meetings. All Directors were present at all meetings.

Audit Committee

      The Board of Directors has, since 1995, maintained an Audit Committee comprised solely of Outside Directors. The Audit Committee is currently comprised of Messrs. Henry, Offenbacher, Emerson, and Olliver. In 2000, the Audit Committee met numerous times, including before each quarterly and annual public financial disclosure. The Committee has functioned under corporate governance guidelines that define the Committee’s functions to include selections of the Company’s independent auditors, review compensation of the auditors, review financial statements, and meet periodically with the auditors and management to review financial statements and policies and procedures.

      In April 2000, the Board or Directors adopted a new charter for the Audit Committee. Commencing with the first quarterly report for the Company for the period ending March 31, 2000, the Audit Committee reviewed earnings releases and financial reports on a quarterly and annual basis. In February 2001, the Board of Directors fulfilled its promise to recruit a member for its Audit Committee with special expertise or background with financial statements, audit, and accounting matters when it appointed Mr. Henry to the Board and to the Chairmanship of the Audit Committee.

      The role of the Audit Committee includes the following:

•	reviewing the independence of the independent auditors and making recommendations to the Board of Directors regarding engaging and discharging independent auditors;

•	reviewing with the independent auditors the plan and results of auditing engagements;

•	reviewing significant nonaudit services provided by the independent auditors and the range of audit and nonaudit fees;

•	reviewing the scope and results of the Company’s procedures for internal auditing and the adequacy of internal accounting controls;

•	directing and supervising special investigations; and

•	supervising the Company’s efforts to assure that its business and operations are conducted in compliance with the highest legal and regulatory standards applicable to it, as well as ethical business practices.

      The Audit Committee also performs such other functions as required by its expanded charter and in conformance with legal requirements.

Audit Committee Disclosure

      The Audit Committee is comprised of four Outside Directors: Messrs. Henry, Offenbacher, Emerson and Olliver. The Committee is responsible for, among other things, considering the appointment of the independent auditors for the Company, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal and independent auditors. Under the rules of the American Stock Exchange, all of the members of the Audit Committee are independent.

      In 2000, the Audit Committee approved and adopted an Audit Committee Charter, which is attached to the Proxy Statement for the 2000 Annual Meeting. Fees for the last fiscal year were: Audit — $182,255; and Other — $86,145, which includes audit related expenses of $21,900 and all other non-audit related expenses of $64,245.

Report of the Audit Committee

      In connection with the December 31, 2000 financial statements, the Audit Committee: 1) reviewed and discussed the audited financial statements with management; 2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and 3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor’s independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Jack A. Henry
Lon A. Offenbacher
S. Thomas Emerson
Robert D. Olliver

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee consists of Messrs. Emerson, Leinonen, Withers and Henry. The Committee’s duties are to identify and propose candidates for Board seats and vacancies. In October 2000, as part of a corporate governance initiative, the Company entered into an agreement providing that no employee other than the Chief Executive Officer would sit on the Board of Directors. The charter of the then Nominating Committee was expanded to include the review and consideration of corporate governance issues in addition to Board candidacy recruitment. The Corporate Governance and Nominating Committee will consider recommendations for Director nominees made by the Company’s stockholders. Recommendations for next year’s annual meeting must be made by notice in writing delivered or mailed by United States mail, first class postage paid, to Benjamin G. Clark, General Counsel and Secretary, and received by him not less than 30 days nor more than 60 days prior to any meeting called for the election of Directors; provided, however, that if less than 35 days’ notice of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary of the Company not later than the close of the 7th day following the day on which notice of the meeting was mailed. The notice must contain certain information about each proposed nominee, including age, name, business and residence addresses, principal occupation, the number of shares of Company Common Stock beneficially owned and such other information as would be required to be included in a Proxy Statement soliciting proxies for the election of such proposed nominee.

Compensation Committee

      The Company’s Compensation Committee consists of Messrs. Withers, Olliver, Offenbacher, and Leinonen, all of whom are Outside Directors. The functions of the Compensation Committee are to review annually the performance of the Chief Executive Officer and to set and review compensation. Additionally, the Compensation Committee’s role is to review compensation of outside (non-employee) Directors for service on the Company’s Board of Directors and for service on committees of the Company’s Board of Directors, and to review the level and extent of applicable benefits provided by the Company with respect to health and medical coverage, stock options and other stock plans and benefits. See “Report of The Compensation Committee” in the following sections.

Compliance with Section 16(a) of the Securities Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires each Director and Executive Officer of the Company, and each person who owns more than ten percent (10%) of a registered class of the Company’s equity securities to file by specific dates with the Securities and Exchange Commission (the “SEC”) reports of ownership and reports of change of ownership of equity securities of the Company. Executive Officers, Directors, and 10% stockholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this Proxy Statement any failure of its Directors and Executive Officers to file by the relevant due date any of these reports during the Company’s fiscal year. To the Company’s knowledge, all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2000.

Limitation on Liability of Directors

      The General Corporation Law of the State of Arizona, under which the Company is organized, was amended in full effective January 1, 1996. Subsequent to such modification of the Arizona Corporate Code, the Company, through resolution of its Board of Directors and approval of its Stockholders at the 1996 Annual Meeting, amended and restated its Articles of Incorporation, providing for the limitation or elimination of potential monetary liability of Directors of the Company to the fullest extent permitted by Arizona law. The Arizona Corporate Code limits or eliminates the liability of a director of a corporation for money damages in any action taken or not taken as a director in all instances except: (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its Stockholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

Certain Relationships and Related Transactions

      The Board of Directors has a policy that provides that all transactions between the Company and its Executive Officers, Directors, employees and affiliates are subject to the approval of a majority of disinterested Directors of the Board of Directors and will be on terms that are no less favorable to the Company than those that could be negotiated with unaffiliated parties.

      On October 15, 1999, the Company executed a $1 million Promissory Note to Stanley Desjardins, the Chairman of its Board of Directors. The Company executed another $1 million Promissory Note on December 15, 1999 to Mr. Desjardins. The proceeds borrowed under both notes were applied to working capital of the Company. Each note carried an interest rate of 12% and included a placement fee of $20,000 to be paid upon maturity or any accelerated repayment of such note. Mr. Desjardins required certain officers of the Company to guarantee the initial note in the aggregate amount of $200,000. Messrs. Townsend, Forst, Saunders, and their respective spouses, personally guaranteed such note. The initial note was paid upon the completion of, and out of proceeds from, the Company’s banking agreement with The CIT Group and Levine Leichtman Capital Partners II, L.P. (“LLCP”) entered into on December 30th and December 31st, 1999 respectively. The second note was paid out of the proceeds of the legal settlement agreement with Autoliv, Inc. in October 2000.

      Throughout 1999 and into 2000, Simula Safety Systems, Inc. (“SSSI”), a subsidiary of the Company, had been seeking to build or lease a new facility for its Applied Technologies Division (“ATD”). It negotiated with landowners as well as architects, developers and construction contractors. At December 31, 1999, SSSI had advanced funds toward the purchase, development and construction of a new facility for ATD, including approximately $300,000 in earnest money and related charges toward the purchase of a parcel of land in Gilbert, Arizona. Due to financial limitations, the Company was unable to purchase the land. In January 2000, Mr. Desjardins and his wife personally borrowed and contributed approximately $1,300,000 toward the purchase of this land, which was purchased to ensure the land’s availability and to curtail further contractual and escrow extension costs associated with the land purchase contract. In late 2000, ATD abandoned its attempts at constructing a new facility on the purchased land and opted to lease an existing facility from an unrelated party. Mr. and Mrs. Desjardins own the land personally and have agreed to reimburse the Company the $300,000 for the earnest money advanced by SSSI for the purchase of land upon their sale of the land.

      In connection with the Company’s change in management, on September 29, 2000, the Company’s founder and majority shareholder, Stanley Desjardins, and certain Outside Directors entered into a Proxy Agreement. Under the Proxy Agreement, Mr. Desjardins promised that he would not initiate any proxy contest for at least two years, and he granted his proxy to the Outside Directors for one year on all matters other than those in connection with a merger, share exchange or sale of substantially all our assets, or an amendment to our Articles of Incorporation that would disproportionately harm Mr. Desjardins.

      In addition, on September 30, 2000, Mr. Desjardins entered into a Corporate Governance Agreement with the Company. Under this Agreement, the Company agreed (i) to review existing management employment agreements and to seek renegotiation of those agreements, (ii) that Mr. Desjardins would remain as the Chairman of our Board of Directors for at least two years, (iii) that Mr. Desjardins’ activities as Chairman would be limited to those set forth in our Bylaws or as required by law, and (iv) that for a period of two years, only non-employees, other than our Chief Executive Officer, would be nominated to serve as members of our Board of Directors.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

      The Compensation Committee is comprised of four Outside Directors: Messrs. Leinonen, Offenbacher, Withers and Olliver. The compensation of the Company’s President and Chief Executive Officer is set by the Committee and the compensation of other Named Executive Officers is reviewed by the Committee.

      Since 1995 when the Committee adopted its current compensation policies, it has adhered to two criteria. First, that executive compensation should be competitive in the marketplace so that the Company can attract and retain qualified management. Second, that compensation increases should be aligned with increases in stockholder value.

      Mr. Forst was named to President and Chief Executive Officer in October 2000. Mr. Forst’s annual base salary was initially set at a rate lower than that of his predecessor, with an agreement that it would be reviewed at year-end to consider raising it to such level. In early 2001, the Committee decided to increase Mr. Forst’s compensation to match his predecessor’s, in light of the Company’s achievement of certain designated milestones.

      In addition to base salary, the Compensation Committee intends to pay an annual performance bonus upon the achievement of prescribed performance targets. The Committee and Mr. Forst have set specific targets within each of the following performance areas to be used in measuring and setting the bonus, if any, in fiscal 2001: stock price appreciation, debt restructuring, cash flow, net income, gross and operating margins and sales growth. The Committee will review the Company’s performance in these areas in considering Mr. Forst’s bonus.

      The Committee continues to believe in the value of stock option grants to executive management to align management’s interests with those of shareholders. Accordingly, the Committee authorized the grant of 150,000 additional stock options to Mr. Forst upon his assumption of the role of Chief Executive Officer.

      The Committee is currently negotiating a new employment and change of control agreement with Mr. Forst, which, when finalized, will serve as the basis for agreements with other members of executive management. The Committee believes that this new agreement will more closely conform with those of industry standards than the prior agreements with executive management, while still maintaining appropriate incentives to Mr. Forst and other executive management with respect to employment security and change of control issues.

John C. Leinonen
Lon A. Offenbacher
Robert D. Olliver
James C. Withers

Summary Compensation Table

      The following table sets forth the total compensation received by the Company’s “Named Executive Officers,” comprised of the Chief Executive Officer and the next four most highly compensated executive officers of the Company whose total remuneration exceeded $100,000 for services rendered in all capacities to the Company, during the last three fiscal years. Information is provided with respect to Messrs. Townsend and Saunders notwithstanding their employment termination, pursuant to SEC Regulation S-K 402(a)(3)(i) and (iii) and 403(b).

					Long-Term
					Compensation
					Award
		Annual Compensation
					Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Compensation(3)	Options	Compensation(4)

Bradley P. Forst	2000	205,000			320,000
Chief Executive Officer	1999	175,000			150,000
President	1998	165,000	45,000		80,000

James C. Dodd	2000	178,000			150,000
Executive Vice President	1999	127,990			150,000
Chief Financial Officer and Treasurer

Joseph W. Coltman	2000	161,000			175,000
Executive Vice President — Technology	1999	110,000	4,000
	1998	92,300			7,500

Donald W. Townsend	2000	204,000			300,000	1,484,000
Former Chief Executive Officer	1999	231,525			150,000
and President	1998	228,000	64,000		125,000

James A. Saunders	2000	208,000			235,000	375,000
Former Chief Operating Officer and	1999	182,100		19,259	150,000
Executive Vice President	1998	148,000	12,000		80,000

(1)	In addition to salary, nominal amounts are contributed by the Company as a match to the 401(k) accounts of Named Executive Officers.

(2)	This represented a one-time payment in 1998 to compensate for salary increases deferred in the prior three years.

(3)	Perquisites and other personal benefits, securities or property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus for the Named Executive Officers.

(4)	Represents severance payments with respect to Messrs. Townsend and Saunders, including paid leave, accrued for in fiscal year 2000. All charges relating to Messrs. Townsend’s and Saunders’ severance were taken in fiscal year 2000.

Stock Option and Benefit Plans

      In 1992, the Company adopted the Simula 1992 Stock Option Plan. The 1992 Plan provided for the issuance of up to 360,000 shares of the Company’s Common Stock pursuant to grants made under the Plan. In August 1994, the Board of Directors adopted the 1994 Stock Option Plan, which was subsequently approved by the Stockholders of the Company at the Annual Meeting in June 1995. The 1994 Plan reserved up to 2,500,000 shares of Common Stock for issuance under the Plan. In February 1999, the Board of Directors adopted the 1999 Incentive Stock Option Plan, which was subsequently approved by the Stockholders of the Company at the Annual meeting in June 1999. The 1999 Plan reserved up to 2,000,000 shares of Common Stock for issuance under the Plan.

      In February 1992, the Company adopted the 1992 Restricted Stock Plan (“Restricted Stock Plan”) authorizing the Company to grant to key employees of the Company and other individuals who provide services to the Company an aggregate of 19,500 shares of Common Stock. The Restricted Stock Plan is intended to allow the Company to provide awards of Common Stock to long-term employees who have provided valuable past services to the Company. The Restricted Stock Plan authorizes disinterested members of the Board of Directors to determine the persons to whom the restricted stock plan will be granted and the terms and conditions and restrictions of such awards. No stock was awarded in 2000 under the Restricted Stock Plan.

      In fiscal year ended December 31, 2000, the Board of Directors granted a total of 1,511,150 stock options under the Stock Option Plans. The following table sets forth information regarding options granted in 2000 to Named Executive Officers identified in the Summary Compensation Table:

OPTION GRANTS IN FISCAL YEAR 2000

Individual Grants

					Potential Realizable
					Value at Assumed
		Percent of			Annual Rates of
	Number of	Total			Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term(2)
	Options	Employees in	Base Price	Expiration
Name(1)	Granted	Fiscal Year	($/SH)	Date	5%($)	10%($)

Bradley P. Forst	170,000	11%	5.5	2/1/10	588,016	1,490,149
	150,000	10%	1.3125	9/27/10	123,814	313,768

James C. Dodd	150,000	10%	5.5	2/1/10	518,838	1,314,838

Joseph W. Coltman	100,000	7%	5.5	2/1/10	345,892	876,558
	75,000	5%	1.375	10/13/10	64,855	164,355

Donald W. Townsend	300,000	20%	5.5	2/1/10	1,037,676	2,629,676

James A. Saunders	210,000	14%	5.5	2/1/10	726,373	1,840,772
	25,000	2%	1.31	9/26/10	20,596	52,195

(1)	Pursuant to Messrs. Townsend’s and Saunders’ Severance Agreements with the Company, each was entitled to retain all existing options and to fully vest all then unvested outstanding options.

(2)	Calculated from a base price equal to the exercise price of each option, which was the fair market value of the Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved.

      The following table sets forth information with respect to the exercised and unexercised options to purchase Common Stock granted under the Company’s stock option plans to the Named Executive Officers identified in the Summary Compensation Table and held by them at December 31, 2000:

FISCAL YEAR END OPTIONS VALUES

Value of Unexercised
	Number of Unexercised Options	In-The-Money Options
	at Fiscal Year End	at Fiscal Year End
Name	(#)Exercisable/Unexercisable	($)Exercisable/Unexercisable

Bradley P. Forst(1)	550,000/200,000	34,375/68,750

James C. Dodd	232,500/67,500	-0-

Joseph W. Coltman	76,250/110,000	15,625/31,250

Donald W. Townsend	979,800/-0-	-0-

James A. Saunders	575,000/-0-	17,250/-0-

(1)	Due to erroneous professional advice provided regarding the consequences to the Company of so-called “immaculate” cashless exercises, the Company rescinded a May 11, 1999 option exercise by Mr. Forst on April 13, 2000. In connection with this rescission, 31,858 shares of the Company common stock were returned to the Company, an option grant for 118,142 shares was cancelled, and an original option grant for 150,000 was reinstated.

Employee Stock Purchase Plan

      The Company maintains an Employee Stock Purchase Plan (“ESPP” or “Plan”). The ESPP provides eligible employees with the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions. The purpose of the Plan is to provide incentive to employees of the Company to perform in a manner which enhances the value of the Company’s Common Stock by providing a direct ownership stake in the Company’s performance. The ESPP reserves 400,000 shares of the Company’s Common Stock to be issued to employees eligible to participate in the Plan. Employees of the Company and its subsidiaries are eligible to participate in the Plan following 30 days of continuous service with the Company, provided that such employees work in excess of 20 hours per week and greater than five months per calendar year.

      Eligible employees invest in the Plan through regular payroll deductions of up to 10% of their gross earnings, deducted net of taxes, for each semi-annual period of participation, provided that no employee may purchase greater than $25,000 worth of the Company’s Common Stock in any given calendar year. Payroll deductions are credited to an account established in each participating employee’s name and shares of the Company’s Common Stock are automatically purchased on behalf of participating employees on the last business day of each semi-annual period of participation at the lesser of (i) 85% of the market price per share of Common Stock on an individual’s entry date into the Plan (subject to certain limitations), or (ii) 85% of the market price per share on the semi-annual purchase date.

      The Company commenced operation of the ESPP on October 1, 1996. In 1999, the Company changed the semi-annual purchase dates from March 31 and September 30 to May 31 and November 30.

Defined Benefit Pension Plan

      The Company adopted a non-contributory defined benefit pension plan as of November 1, 1980. To be eligible, participants must have completed six months of continuous service and have attained the age of 21. Benefits are based on the length of service and the participants’ final pay (averaged over the five highest consecutive years of his last ten years of participation). The Company makes contributions to the plan based on actuarially-determined amounts. Messrs. Forst, Dodd, Coltman, Townsend, and Saunders are participants in the plan consistent with the normal terms and conditions of the plan.

      The following table sets forth the estimated annual benefits payable on retirement for specified earnings and years of service categories for participants.

Pension Plan Table(1)

	Years of Service(2)

Remuneration	15	20	25	30	35

$50,000	$17,500	$17,500	$17,500	$17,500	$17,500
100,000	35,000	35,000	35,000	35,000	35,000
150,000	52,500	52,500	52,500	52,500	52,500
200,000	70,000	70,000	70,000	70,000	70,000
250,000	87,500	87,500	87,500	87,500	87,500
300,000	105,000	105,000	105,000	105,000	105,000
350,000	122,500	122,500	122,500	122,500	122,500

(1)	The benefits illustrated above are payable from the Simula, Inc. Defined Benefit Pension Plan and the unfunded nonqualified Supplemental Retirement Plan of Simula, Inc. Benefits are calculated on a straight-life annuity basis. The compensation covered by the retirement plan includes all wages and salaries but excludes bonuses. Benefits under the retirement plan are not subject to deduction for Social Security or other offset amounts.

(2)	As of December 31, 2000, Messrs. Forst’s, Dodd’s, Coltman’s, Townsend’s, and Saunders’ credited years of service were 5, 2, 20, 15, and 11 respectively.

401(k) Profit Sharing Plan

      The Company’s 401(k) Profit Sharing Plan (the “PSP”) is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The PSP was adopted effective November 1, 1989. The PSP is administered under a trust, and the Company’s Directors are currently serving as its trustees. All employees of the Company who are 21 years or older, including its Executive Officers, are eligible to participate in the PSP after six months of employment with the Company.

      Under the PSP, participating employees have the right to elect their contributions to the PSP be made from reductions from compensation owed to them by the Company. In addition, the Company at its discretion can make contributions to the PSP of a percentage of a participant’s annual compensation. In 1999, the Company match on all participant 401(k) contributions, including those of its Named Executive Officers, was 10% up to the first 6% of compensation. Participating employees are entitled to full distribution of their share of the Company’s contributions under the PSP upon death, disability or when they reach retirement age. If a participant’s employment is terminated earlier, his or her share of the Company’s contributions will depend on the number of years of employment with the Company. All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company’s and the employee’s contributions, a participant may receive investment earnings related to the funds in their account under this plan.

Compensation Committee Interlocks and Insider Participation

      Messrs. Leinonen, Offenbacher, Olliver and Withers, all of whom are Outside Directors, are members of the Company’s Compensation Committee. No member of the Compensation Committee was, during the fiscal year ended December 31, 2000, an officer, former officer or employee of the Company. None of the Company’s Executive Officers served as a member of:

•	the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee;

•	the board of directors of another entity, one of whose executive officers served on the Company’s Compensation Committee; or

•	the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board of Directors.

Employment and Change of Control Agreements with Named Executive Officers

  Employment and Change of Control Agreements

      In connection with the change in management and Mr. Forst’s appointment as President and Chief Executive Officer, the Company agreed in the Corporate Governance Agreement to review and seek to renegotiate its existing employment and change of control agreements with executive management in a manner acceptable to the Board of Directors. Subsequently, the Compensation Committee agreed on the particular provisions they wanted to modify in Mr. Forst’s existing agreements. The Company then engaged unaffiliated, outside executive compensation counsel to provide the basis for a new revised agreement, and incorporate the agreed upon provisions.

      The Company is currently negotiating this new employment agreement with Mr. Forst. The current draft agreement (the “Draft Agreement”) has a three-year term and automatically renews for additional three-year terms unless notice of termination is given at least one year in advance of the end of any term. The term is subject to early termination upon the disability or death of Mr. Forst.

      During the term of the Draft Agreement, the Company is to pay Mr. Forst his base salary, which is subject to review and adjustment by the Compensation Committee of the Company’s Board of Directors on an annual basis. In addition to his base salary, Mr. Forst is entitled to participate in any and all additional compensation or benefit plans of the Company now in place or later adopted, such as annual bonus or option plans, incentive, savings and retirement plans, and welfare benefit plans.

      The Draft Agreement includes provisions that are triggered upon a “Change of Control.” For purposes of the Draft Agreement, the term “Change of Control” means the occurrence of any of the following events: (i) the acquisition, directly or indirectly, of ownership of more than 20% of the Company’s Common Stock; (ii) a merger or consolidation where voting power of the Company’s securities changes or the Company is not the surviving corporation; (iii) the sale, transfer, or other disposition in one or more transactions, of all or substantially all of the assets of the Company; or (iv) a change in the membership of one-third of the Board of Directors in one or more contested elections. In the event of a Change of Control, if the Company terminates Mr. Forst’s employment without “Cause” (as defined in the Draft Agreement), or Mr. Forst resigns for “Good Reason” (as defined in the Draft Agreement), the Company will pay Mr. Forst an amount equal to three times his then current salary plus average annual bonus. In addition, unless the Board of Directors approves and endorses the Change of Control, or adopts an anti-takeover shareholder rights plan, Mr. Forst is entitled to the number of shares underlying all of his outstanding options, regardless of whether such options are vested or in-the-money, or cash representing such shares. This last provision enables the Board of Directors to eliminate the significant option repricing consideration attendant in the existing change of control agreements.

      The Draft Agreement provides that in the event that it is determined that any payment under the Agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or parallel state or local tax laws, Mr. Forst is entitled to receive from the Company an additional “gross-up” payment in an amount equal to the excise tax and all related penalties, interest and other charges.

      The Company anticipates that it will complete negotiations and execute the Draft Agreement with Mr. Forst in the near future. Thereafter, the Company will seek to use the Draft Agreement as the basis for agreements with existing and future executive management. Until the Draft Agreement is executed however, executive management with existing employment agreements and change of control agreements, such as Mr. Forst, will continue to retain their rights under such agreements as previously disclosed in the Company’s Proxy Statement for the 2000 Annual Stockholder’s Meeting.

  Death Benefit Plan Agreements

      The Company has also entered into death benefit plan agreements with Messrs. Forst and Dodd. Under these agreements, the Company has made an unfunded and unsecured promise to pay to the respective employee’s beneficiary ten (10) years worth of such employee’s base annual salary in quarterly installments. The Company has taken out life insurance policies on the lives of executives with whom it has entered these agreements, with benefits in excess of the liabilities thereunder. Under the death benefit plan agreements, benefits are payable only from general corporate assets, and neither the employee nor his estate has any right to the proceeds of such policies or any other assets of the Company.

Stock Performance Graph

      The graph on the following page shows the Company’s total return to Stockholders compared to three indices over the period of five years from December 31, 1995 through December 31, 2000, the last day of the most recent fiscal year.

      Due to the diversified industries the Company participates in, it is difficult to find a line of business index or peer group index of comparable companies. Accordingly, indices were selected to represent: (i) the technology sector; and (ii) companies with similar market capitalization to the Company.

      The cumulative total return shown on the Stock Performance Graph indicates historical results only, and is not necessarily indicative of future results. The Performance Graph shall not be deemed incorporated by reference by any general statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return*
Simula, Inc., Russell 3000 Index,
Nasdaq Composite Index and the S&P 600 Small Cap Index

*	Assumes $100 invested in Simula, Inc., Russell 3000 Index, Nasdaq Composite Index and S&P 600 Small Cap Index on December 31, 1995.

Value of $100 Investment

	1995	1996	1997	1998	1999	2000

SIMULA, INC.	100.00	72.00	81.67	38.67	29.00	10.00
RUSSELL 3000 INDEX	100.00	119.19	154.32	188.76	225.43	206.23
NASDAQ COMPOSITE INDEX	100.00	122.62	149.16	208.27	386.51	234.66
S&P 600 SMALL CAP INDEX	100.00	120.12	149.58	146.45	163.31	181.31

PROPOSAL NO. 2

PROPOSAL TO AMEND THE COMPANY’S 1999 INCENTIVE STOCK OPTION PLAN

      The Company’s Board of Directors has approved amendments to the Company’s 1999 Incentive Stock Option Plan (the “Plan”) which, if so approved, will increase the number the shares reserved for issuance pursuant to the Plan by 450,000.

      Effective March 24, 1999, the Company’s Board of Directors adopted the Plan, and the Plan was subsequently approved by the Shareholders of the Company at the 1999 Annual Meeting. The current proposal, if approved by the Shareholders, would increase the number of shares reserved for issuance under the Plan by 450,000.

      The Compensation Committee of the Board of Directors of the Company has determined that in order to continue to compensate the Company’s key employees at competitive levels, and to provide incentives to such key personnel at all levels of the Company by providing an equity stake in the Company’s performance, it is in the best interests of the Company to continue to award such individuals with stock options. See “Report of the Compensation Committee” in this Proxy Statement. In order to further the policy of the Compensation Committee, the Board of Directors has determined that the Plan should be amended to increase the number of shares of the Company’s Common Stock reserved and thus available for issuance pursuant to options granted under the Plan.

Description of the Plan

      Objectives. The objectives of the Plan are to provide an incentive to key employees and others to achieve financial results aimed at increasing Stockholder value and to attract talented individuals to the Company. Accordingly, the Plan reserves up to two million shares of common Stock for issuance to employees, directors, and others, whose services had or may have a significant effect on the success of the Company.

      Types of Options. Two types of options are available under the Plan: incentive stock options and non-qualified stock options. Incentive stock options are tax-favored options that are only available to employees of the Company. Non-qualified options are all options other than incentive stock options.

      Option Term and Exercise Price. For most employees, incentive stock options may be granted for terms of up to ten years at an exercise price at least equal to 100% of the fair market value of the Common Stock on the grant date. For employees owning more than 10% of the Company’s stock, however, incentive stock option terms may not exceed five years and the exercise price must be at least 110% of the fair market value of the Common Stock on the date of grant. The term of all non-qualified options under the Plan is ten years and their exercise price may not be less than 85% of the Company’s Common Stock on the grant date.

      Payment of Exercise Price. The Plan provides two alternate methods by which an optionee may be permitted to pay the exercise price of his or her option other than payment by cash. First, an optionee may, if permitted by the Company, tender shares of the Company’s Common Stock with a fair market value equal to the exercise price plus any applicable withholding taxes. Second, in what is commonly referred to as a “brokered” or “cashless” exercise, an optionee may borrow an amount equal to the exercise price from a registered broker and repay the broker through the sale of a sufficient number of purchased shares in a same-day sale.

      Reload Options. If an optionee pays his or her option exercise price other than in cash, he or she may be eligible to receive a so-called “reload” option from the Company. The reload option involves the issuance to an optionee of a new option to acquire the same number of shares surrendered in a stock tender or sold in a brokered exercise. The reload option has a six month vesting period and terminates on the same date as the option exercised that gave rise to the reload option.

      Disposition — Incentive Stock Options. Neither the grant nor the exercise of an incentive stock option is a taxable event (although the amount by which the fair market value of the optioned stock exceeds the exercise price increases an optionee’s alternative minimum taxable income in the year of exercise). Instead, an optionee recognizes income in the year in which the shares purchased under an incentive stock option are sold or otherwise disposed of. For federal income tax purposes, dispositions of incentive stock options are divided into two categories: qualifying and non-qualifying. A qualifying disposition of the purchased shares occurs if the shares are sold or otherwise disposed of more than two years after the date his or her option was granted and more than one year after the date his or her option was exercised. If either time period is not met, a disqualifying disposition occurs.

      Upon a qualifying disposition, an optionee recognizes long-term capital gain or loss in an amount equal to the amount realized upon the sale or disposition of the shares less the exercise price paid for such shares. Upon a disqualifying disposition, an optionee recognizes ordinary income in the year of the sale or disposition equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price paid for such shares. If the disqualifying disposition is made in an arm’s length sale or exchange to an unrelated party, the ordinary income is limited to the excess of (i) the lesser of the fair market value of the Common Stock on the date of exercise or the amount realized on the sale or exchange over (ii) the exercise price paid for such shares.

      Disposition — Non-Qualified Options. The taxation of non-qualified options is governed by Section 83 of the Internal Revenue Code. As with incentive stock options, the grant of non-qualified options is not taxable because options to purchase the Company’s Common Stock does not have a readily ascertainable fair market value. Unlike incentive stock options, however, the exercise of non-qualified options is a taxable event. In general, an optionee will recognize ordinary income in the year in which he or she exercises a non-qualified option in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price paid for such shares. If the shares purchased by an optionee are subject to the insider trading restrictions of Section 16(b) of the Exchange Act, the taxation of the income may be deferred from the date of exercise until the date the Section 16(b) liability ceases.

      Employer Deduction. In the event of a disqualifying disposition of an incentive stock option or the exercise of a non-qualified option, the Company may generally take an income tax deduction in an amount equal to the amount included in the optionee’s income, for the taxable year in which such amount is included in the optionee’s income.

      Under Section 162(m) of the Internal Revenue Code, however, publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid to any top executive in any one year, subject to certain exemptions. The Plan is designed so that incentive stock options and non-qualified options granted thereunder qualify for an exemption to Section 162(m), such that the related amounts of executive compensation attributable to exercises or dispositions of such options remain tax deductible by the Company.

      Administration. The Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to interpret the Plan’s provisions, to establish and amend rules for their administration, to determine the types and amounts of awards made pursuant to the Plan, subject to the Plan’s limitations.

      Upon approval by the Shareholders, the Plan will be amended in the foregoing manner pursuant to Section 13 of the Plan.

OTHER MATTERS

      The Company’s Board of Directors is not aware of any matters to be presented at the meeting other than those described above. However, if other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy on such matters in accordance with their judgment.

Independent Auditors

      Deloitte & Touche was the Company’s independent auditor for the fiscal year ended December 31, 2000. We have been advised that a representative of Deloitte & Touche will be present at the meeting, will be available to respond to appropriate questions and will be given an opportunity to make a statement if he or she desires.

Stockholder Proposals

      The 2002 Annual Meeting of Stockholders is tentatively scheduled to be held on June 6, 2002. Any Stockholder desiring to have a proposal included in the Company’s Proxy Statement for its 2002 Annual Meeting must deliver such proposal (which must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934) to the Company’s principal executive offices not later than January 1, 2002. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2002 Annual Meeting of Stockholders any proposal that may be omitted from its proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

PROXY

SIMULA, INC.

This Proxy is Solicited on behalf of the Company’s Board of Directors for the 2001 Annual Meeting of Shareholders to be Held June 7, 2001

      The undersigned hereby appoints Bradley P. Forst and Benjamin G. Clark, and each of them, with full power of substitution, as proxies, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Simula, Inc. (the “Company”) to be held on Thursday, June 7, 2001 at 9:00 a.m., Mountain Standard Time, and at any adjournment thereof, and to vote all shares of the Company’s Common Stock standing in the name of the undersigned on the matters set forth on the reverse side of this card and upon any other matters that may properly come before the meeting or any adjournment thereof as follows:

PLEASE DATE, SIGN AND RETURN PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

SEE REVERSE

SIDE

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Shareholders

SIMULA, INC.

June 7, 2001
.  Please Detach and Mail in the Envelope Provided   .

A	Please mark your votes as in this example.

1. Election of your directors —	FOR ALL (except vote withheld from the nominees listed at right)	WITHHOLD ALL	FOR ALL except vote withheld from the following nominees:	2. Amendment to 1999 Incentive Stock Option Plan	FOR	AGAINST	ABSTAIN

Cumulative Votes For one or more nominees as follows: ____Lon A. Offenbacher ____Stanley P. Desjardins ____Jack A. Henry ____Peter W. Schutz	The Shares represented by this proxy will be voted at the Meeting in accordance with the specifications appearing above. THE SHARES WILL BE VOTED “FOR” ANY PROPOSAL FOR WHICH NO CONTRARY SPECIFICATION IS MADE.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD PROMPTLY AND RETURN IT USING THE ENCLOSED ENVELOPE.

SIGNATURE(S) ___________________________________________	DATE: _____________, 2001

Note:	Please sign exactly as name appears on the stock certificates. When signing as attorney, executor, administrator, trustee, guardian, etc. give full title as such. If stock is held jointly, each owner should sign.